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                                                                    EXHIBIT 23.0

                         Independent Auditors' Consent

The Board of Directors and Stockholders FSI International, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 33-29494, 33-39919, 33-33649, 33-33647, 33-39920, 33-42893, 33-77852, 33-77854,
33-60903, 333-30675, 333-19677, 333-19673, and 333-01509) on Form S-8 of FSI
International, Inc. of our reports dated October 10, 1997 relating to the consolidated balance sheets of FSI International, Inc. and subsidiaries as of August 30, 1997 and August 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the fiscal years in the three-year period ended August 30, 1997, which reports appear in or are incorporated by reference in the August 30, 1997 annual report on Form 10-K of FSI International, Inc.

/s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
November 26, 1997